Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael S. Ostrach
Chief Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX Announces Third Independent DSMB Recommendation to Continue PHASE 3 STUDY of HEPLISAV-B™ and Updates financial status

BERKELEY, CA – July 9, 2015 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the independent Data and Safety Monitoring Board (DSMB) charged with periodically reviewing safety data from HBV-23, the ongoing Phase 3 clinical study of HEPLISAV-B, Dynavax’s investigational adult hepatitis B vaccine, has completed its third prespecified review and has recommended that the study continue unchanged.

The third DSMB review included safety data for all enrolled subjects collected through the data cut-off in June. As of the cut-off, all continuing subjects who had received the second immunization (which was the last active dose for HEPLISAV-B subjects) had reached at least 8 months of the requisite one year follow-up after the second immunization. The DSMB reviewed unblinded tables and listings presenting key safety data. Based on this review, the DSMB recommended continuing HBV‑23 with no change to the study.

Over 2,200 subjects have completed their final study visit and all study visits for HBV-23 are expected to be completed by October 2015. Top line results are expected to be released by early 2016.

Separately, Dynavax announced that its cash, cash equivalents and marketable securities at June 30, 2015 were approximately $93.4 million, which does not include approximately $28.8 million in additional cash resulting from stock sales following the end of the quarter under the Company’s at-the-market sales agreement (“ATM agreement”).  The ATM agreement has concluded because the Company has reached $50 million of gross proceeds as specified in the ATM agreement.  At July 8, 2015, the Company had approximately 31,400,000 shares of common stock outstanding and approximately 17,000 shares of preferred stock outstanding which are convertible into approximately 1,700,000 shares of common stock.

About HEPLISAV-B

HEPLISAV-B is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. Dynavax has worldwide commercial rights to HEPLISAV-B.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, uses TLR biology to discover and develop novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information visit www.dynavax.com.

Forward-Looking and Cautionary Statements

This press release contains "forward-looking" statements, including expectations for the conduct and timing of HBV-23 and financial projections. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether HBV-23 can be completed as expected, whether the endpoints of the study will be achieved and the final results otherwise be satisfactory, whether successful clinical and regulatory development and review and approval of HEPLISAV-B and our process for its manufacture can occur without significant delay or additional studies, whether our financial resources will be adequate without the need to obtain additional financing and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Projected cash, cash equivalent and marketable securities amounts stated above are preliminary, unaudited, subject to change upon completion of our quarterly review, and may differ from what will be reflected in our consolidated financial statements. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations.  Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports filed with the SEC.

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